UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

SOFAER CAPITAL GLOBAL HEDGE FUND

SOFAER CAPITAL ASIAN HEDGE FUND

SOFAER CAPITAL NATURAL RESOURCES HEDGE FUND

SOFAER CAPITAL, INC.

TIM WHYTE

ERIC WING CHEONG LEUNG

JOHN LAURIE HUNTER

MARK ADAM PARKIN

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SOFAER CAPITAL URGES STOCKHOLDERS TO VOTE GOLD PROXY

CARD FOR ELECTION OF DIRECTORS DEDICATED TO HIGHEST

STANDARDS OF CORPORATE GOVERNANCE

LONDON, December 1, 2006 — Sofaer Capital, Inc. today issued the following open letter to stockholders of Far East Energy Corporation (OTC Bulletin Board: FEEC):

[Sofaer Capital Letterhead]

December 1, 2006

Dear Fellow Far East Energy Stockholder:

Much has been said concerning Sofaer Capital, Inc. (“Sofaer”) by the current Board of Far East Energy Corporation (“Far East” or the “Company”) recently. We believe you deserve the facts and not what we believe to be a persistent pattern of misleading statements and crucial omissions by the current Board in its discussions of Sofaer and the four individuals that Sofaer has nominated for election to the Board. Remember to vote your Gold proxy card today to support much needed change. We reiterate the following FACTS.

Facts about Sofaer

Fact: We are nominating 3 new qualified individuals to serve as directors who have no connection with Sofaer or its associates, and 1 director who has served on the Board as a stockholder representative for 2 years.

Fact: All of our nominees are more than qualified to be on the Board, bringing a range of skills that we believe the current Board is lacking.

Fact: Sofaer never delayed any of the Company’s financings.

Fact: Sofaer never insisted upon a fee for financings.

Fact: NOWHERE IN ANY OF OUR MATERIALS DO WE DISCUSS THE REPLACEMENT OF, NOR DO WE CONTEMPLATE, REPLACING CURRENT OPERATIONAL MANAGEMENT. In fact, we have stated that we intend to KEEP the key members of Far East’s on the ground operational staff. We wish only to improve the current Board, which we feel has not provided the guidance and leadership management needs to perform.

Facts about the Current Board

Fact: The current Board currently owns only 96,650 shares of Common Stock and THEY ARE IN ABSOLUTE CONTROL OF FAR EAST. The CEO owns just 100 shares, which as of market close on November 30, 2006 were worth $89.

Fact: The current chairman of the Board thanked us on two separate occasions for providing, in his words, “serious” financing proposals that the Board currently disparages in their materials.

Fact: The current Board has not set any sort of milestones or targets for management to follow in order to gauge progress. The executive options plan is not even linked to performance.

Fact: The current Board approved the recent financing, which added almost 20% to the outstanding Common Stock in less than a week and was done at the same level as financings done TWO YEARS AGO and was completed just days before the record date of Far East’s Annual Meeting.

Fact: The current Board has delayed your Annual Meeting and the record date for the Annual Meeting twice and has provided stockholders with no cogent reasons as to why.

Fact: The Company has only completed four horizontal wells in 4 years and still is unable to provide verified commercial gas results, while other Asian based CBM companies have over the same period drilled, dewatered and are selling commercial levels of gas to end users.

Fact: In four years the Board has not been able to provide verification of production test results for commercial gas despite promising to do so in press releases dated August 10, 2005, November 1, 2005 and December 6, 2005.

Fact: After the July 2006 fundraising, the Board and management agreed their strategic drill plan should be reduced to enable the Company to concentrate on the verification of gas from existing wells. Less than 3 months later and with the Annual Meeting record date only days away, the Board approved raising funds at a 33% discount to the July fundraising price.

We urge you to ask the current Board to release its Board meeting minutes, particularly those of July 14, 2005 and August 9, 2005 which we believe will show you the true course of events. We believe that these or any other set of Board minutes will show you a lack of healthy debate on critical issues from the Far East Board and that essential decisions are made without exploring all possible solutions or recommendations.

We believe that the actions of the Board have had a negative impact on the value of Far East Energy Corporation.

Corporate Governance

The most important area for any Board is that of corporate governance, as it is a policy area that lies totally in the hands of Board members, the elected representatives of stockholders. We believe the Far East Board’s first priority should be maximizing stockholder value, and our nominees would commit themselves to that. It seems that the actions of the current Board are more those of a group committed to entrenching themselves over maximizing stockholder value.

Board member and CEO Mr. Michael McElwrath recently stated that he was “very proud” of the Company’s corporate governance. We ask, what is he proud of?

•	In early 2005 certain Board members presented, at no fewer than 2 Board meetings, plans to implement a poison pill. This poison pill would have been implemented without stockholder approval.

•	The Company is incorporated in a state, Nevada, whose corporate law endorses poison pills.

•	The Company currently does not allow stockholders to call special meetings.

•	The Company does not allow stockholders to act by written consent.

•	The Company has delayed its Annual Meeting over 5 months from its originally scheduled date with no real explanation to stockholders. It has been nearly 17 months since the last Annual Meeting.

•	The Company does not disseminate information to its own Board members on a timely basis.

•	The Company does not allow stockholders to vote on the ratification of appointment of its auditors.

•	The Company allows the current CEO to sit on the Board. As of market close November 30, 2006, the current CEO and Board member owns 100 shares of stock valued at $89.

We do not believe this is a corporate governance record to be proud of. Our Nominee Mr. Tim Whyte opposed the poison pill proposals while serving on the Board over the last two years.

Our nominees are committed to the highest standards of corporate governance and once elected:

•	We would not implement a poison pill, but for the long-term benefit of the Company we would amend the Company bylaws to provide that any poison pill proposal would have to be put to a vote of the stockholders and approved by a supermajority.

•	We would consider reincorporation in a more stockholder-friendly state, such as Delaware.

•	We would amend the by-laws to allow stockholders to act by consent.

•	We would amend the by-laws to allow stockholders or stockholder groups to call a special meeting.

•	We would link executive option payments to performance.

•	We would amend the by-laws to create a position within management that would have direct reporting responsibility to, but not be a member of, the Board.

•	We would limit the amount of public company Boards our directors can serve on.

•	We would allow stockholders to vote on ratifying the appointment of the Company’s auditors, something our nominees feel is vital in today’s corporate governance environment.

In today’s corporate environment it is vital to have a good corporate governance policy in place, which allows stockholders to feel secure concerning their investment. Our Nominees are committed to putting such a policy in place.

Investor Relations

The current Board claims that information sharing is a top priority. We believe the record indicates otherwise, and that the Board’s recent push in this area is as a direct result of the current proxy fight. We believe that the Company has no discernable investor relations plan as evidenced by the following facts:

•	Fact: The Company does not disseminate information to its own Board members on a timely basis, as evidenced by the minutes of several Board meetings, which we urge you to ask the current Board to release, and information in our other filings.

•	Fact: The current Board has delayed the Company’s Annual Meeting over five months from its originally scheduled date and almost 17 months since the last Annual Meeting with no real explanation to stockholders.

•	Fact: In the current Board’s most recent filing, it provides an exhaustive list of the current high level management and consultants but does not list any Investor Relations person.

•	Fact: The Board has held only one stockholder conference call, and that only after Sofaer had called for change through its proxy challenge. Even then the conference call was delayed one week.

•	Fact: It has now been over 14 months since the current Board first promised verification as to whether its wells would produce commercially viable gas. The current Board has provided no explanation as to why it has not produced results.

Sofaer has gone out of its way to introduce the Board to investor and public relations contacts with global reach. Aside from introducing the company to a large, well-respected public relations company in 2005, our representative Mr. Whyte raised an agenda point at the August 9, 2006 Board meeting to discuss the lack of the investor relations function. This included proposing a plan to bring an additional individual into the Company whose remit would include investor relations. Despite Mr. Whyte initiating this discussion in response to stockholder feedback, the Board did not even enter into what we believe constitutes meaningful discussion at this meeting. What’s more, in the subsequent draft Board minutes the agenda item and discussion were NOT included.

Operational Plan

Far East is still at a relatively early stage of operational development. The Company has only completed four production wells in four years and has yet to provide verification of commercial gas production. We are particularly surprised that the current Board states in their materials that four wells in four years constitutes “momentum” which will suffer if their nominees are not re-elected. We believe there is a long way to go before the full potential of the Company will be realized.

Our nominees have identified the desperate need for a coherent, integrated plan that can be communicated easily to stockholders and prospective investors. They will produce a plan that will incorporate a budget and a drill programme linked to a funding schedule, which in turn will be linked to the achievement of operational milestones. The plan will set out how each region in the Company’s portfolio can reach production and who the potential buyers of the gas will be. Any plan should review the operational and funding strategies, as information about what is successful and what is not as revealed to management and the Board.

Unfortunately for current stockholders the current Board endorsed plan, although called a “Strategic Drilling Development Plan”, appears to have no substance. This plan has no budget and therefore no budgetary control, which means cost overruns are not likely to be addressed in a timely way. There is no path to production, as the capital expenditure for dealing with the gas once produced is not included. There are no revenue projections as there are no gas results on which to make estimates. There are no stated funding milestones, which to us means that, just as in the past, when the Board decides to raise money to maintain operations it will do it regardless of the cost to stockholders. Without a plan and budget the Board cannot produce a coherent valuation for the Company, and therefore has no idea what the true cost of capital and the relative return it will give stockholders on newly raised funds. Given the current Board members’ meagre share ownership, can you blame them for not caring about expensive stockholder dilution?

Each of the experienced Sofaer nominees is committed to acting in the best interests of all of the Company’s stockholders. We expect that each of the Sofaer nominees would bring greater accountability and discipline to the Board of the Company, and restore investor confidence. If elected, our nominees will also work to attain the highest standards of good corporate governance, which we believe would have a positive impact on value for all Far East stockholders.

The annual meeting of stockholders is only weeks away. We encourage you to vote the GOLD proxy card as soon as possible. Remember, if you have already voted the current Board’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card.

If you need assistance in voting your shares, we encourage you to contact our proxy solicitor, MacKenzie Partners, Inc. by telephone at 800-322-2885 or 44-207-170-4155 or by email at proxy@mackenziepartners.com.

We urge our fellow stockholders to read the recent filings made by Sofaer and we look forward to speaking with many of our fellow stockholders in the coming weeks and would like to thank you in advance for your support.

Sincerely,

Tim Whyte

Investment Manager

Sofaer Capital, Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2006 AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SOFAER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON PARTICIPANTS IN THE SOLICITATION, AND GOLD PROXY CARD WERE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT NOVEMBER 13, 2006 AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.